SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 1)

                             BKF Capital Group, Inc.
                                (Name of Issuer)

                     Common Stock, $1.00 Par Value Per Share
                         (Title of Class of Securities)

                                    05548G102
                      (CUSIP Number of Class of Securities)

                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  RULE 13d-1(b)
|X|  RULE 13d-1(c)
|_|  RULE 13d-1(d)

CUSIP NO. 05548G102                                                  Page 2 of 9

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           109,000 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         109,000 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     109,000 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 05548G102                                                  Page 3 of 9

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Partners Small Cap Value, L.P. I 13-3953291
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           183,300 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         183,300 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     183,300 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 05548G102                                                  Page 4 of 9

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           187,500 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         187,500 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     187,500 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 05548G102                                                  Page 5 of 9

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital Management, LLC  13-4018186
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           292,300 Shares (1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         292,300 Shares (1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     292,300 Shares (1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.6% (1)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 05548G102                                                  Page 6 of 9

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           187,500 Shares (1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         187,500 Shares (1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    187,500 Shares (1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3%(1)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).  Name of Issuer:

         BKF Capital Group, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         One Rockefeller Plaza, New York, NY 10020
         ---------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         Partners and  Partners I  are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

         Common Stock, $1.00 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  05548G102

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is:

          None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4. Ownership:

(a)   Amount beneficially owned by all reporting persons: 479,800 Shares

(b)   Percent of class: 5.9% of Common Stock

(c)   Number of shares as to which the reporting persons have:

            (i)   sole power to vote or to direct the vote: 479,800 Shares

            (ii)  shared power to vote or to direct the vote

            (iii) sole power to dispose or to direct the disposition: 479,800
                  Shares

            (iv)  shared power to dispose or to direct the disposition

ITEM 5. Ownership of five percent or less of a class.

        Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person.

        Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

        Not applicable.

ITEM 8. Identification and classification of members of the group.

        None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9. Notice of dissolution of group.

        Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated: February 14, 2007

                         WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                         By: Wynnefield Capital Management, LLC,
                                     General Partner


                                     By: /s/ Nelson Obus
                                         -------------------------------------
                                            Nelson Obus, Managing Member

                         WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                         By: Wynnefield Capital Management, LLC,
                                     General Partner


                                     By: /s/ Nelson Obus
                                         -------------------------------------
                                            Nelson Obus, Managing Member

                         WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                         By: Wynnefield Capital, Inc.


                                     By: /s/ Nelson Obus
                                         -------------------------------------
                                           Nelson Obus, President


                         WYNNEFIELD CAPITAL MANAGEMENT, LLC


                         By: /s/ Nelson Obus
                             -------------------------------------------------
                               Nelson Obus, Managing Member


                         WYNNEFIELD CAPITAL, INC.


                         By:  /s/ Nelson Obus
                              ------------------------------------------------
                               Nelson Obus, President